Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

ACUREN CORPORATION

Acuren Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The certificate of incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and inserting the following in lieu thereof:

“FIRST. The name of the corporation is TIC Solutions, Inc. (the “Corporation”).”

SECOND: The amendment set forth in this certificate of amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This certificate shall become effective at 5:00 p.m. Eastern Time on October 10, 2025.

[Signature on following page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on October 7, 2025.

By:	/s/ Richard Tong
Name:	Richard Tong
Title:	Secretary